Exhibit 99.1

CorMedix Inc. Announces Closing of Public Offering of Common Stock and Warrants and Underwriter’s Exercise In Full of Over-Allotment Option

Bedminster, NJ – May 3, 2017 – CorMedix Inc. (NYSE MKT: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced that it has closed its previously announced public offering of common stock and warrants. The Company sold and issued an aggregate of 18,619,301 shares of common stock, Tranche 1 Warrants to purchase up to an aggregate of 13,964,475 shares of our common stock and Tranche 2 Warrants to purchase up to an aggregate of 13,964,475 shares of our common stock, which includes the full exercise of the underwriter’s option to purchase additional shares of common stock and warrants from the Company.

Gross proceeds to the Company from the sale of the shares were approximately $14.0 million, before deducting underwriting discounts and commissions and estimated offering expenses. The Company intends to use the net proceeds of the offering for general corporate purposes, including the development of Neutrolin, specifically the LOCK-IT-100 and LOCK-IT-200 clinical trials, and working capital and capital expenditures.

H.C. Wainwright & Co. acted as the sole book-running manager for this offering.

Each Tranche 1 Warrant has an exercise price of $1.05 per share of common stock, will become exercisable on any day on or after the date that CorMedix publicly announces through the filing of a Current Report on Form 8-K that the amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock has been approved by the stockholders and has become effective (the “Exercisable Date”), and will expire five years following the Exercisable Date. Each Tranche 2 Warrant has an exercise price of $0.75 per share of common stock, will become exercisable on the Exercisable Date and will expire thirteen months following the Exercisable Date.

The securities described above were offered by the Company pursuant to a “shelf” registration statement, including a base prospectus, which was previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on April 17, 2015. A final prospectus supplement and the accompanying prospectus related to the offering was filed with the SEC and copies can be obtained by contacting H.C. Wainwright & Co., LLC, 430 Park Avenue, New York, NY 10022, by calling 646-975-6996 or by email at placements@hcwco.com or at the SEC’s website at http://www.sec.gov.

About CorMedix Inc.

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters. Neutrolin is currently in a Phase 3 clinical trial in patients undergoing chronic hemodialysis via a central venous catheter. The Company is planning to conduct its second Phase 3 clinical trial in patients with cancer receiving IV parenteral nutrition, chemotherapy and hydration via a chronic central venous catheter, subject to sufficient resources. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product. It is already a CE Marked product in Europe and other territories.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about CorMedix, including but not limited to statements with respect to CorMedix’s plans to consummate its proposed underwritten offering of common stock and warrants and the use of proceeds. CorMedix may use words such as “may,” “might,” “should,” “anticipate,” “estimate,” “expect,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, the use of the offering proceeds, CorMedix’s business and financial condition, and the impact of general economic, industry or political conditions in the United States or internationally. For additional disclosure regarding these and other risks faced by CorMedix, see disclosures contained in CorMedix’s public filings with the SEC, including the “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2016, and under the heading “Risk Factors” of the prospectus supplements for this offering. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and CorMedix undertakes no obligation to update such statements as a result of new information.

For Investors & Media:

Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D.: jdrumm@tiberend.com; (212) 375-2664
Janine McCargo: jmccargo@tiberend.com; (646) 604-5150